UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C, 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FLORIDA EAST COAST INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Florida East Coast Industries Declares Special Cash Dividend

JACKSONVILLE, Fla., July 13 — The Board of Directors of Florida East Coast Industries, Inc. (NYSE: FLA) (“FECI”) has declared a one-time, special cash dividend of $21.50 per share on all issued and outstanding common stock, payable on July 25, 2007 to shareholders of record of such stock at the close of business on July 24, 2007, after the FECI shareholder meeting to approve the proposed merger of FECI pursuant to the Merger Agreement, dated as of May 8, 2007, by and among FECI, Iron Horse Acquisition Holding LLC and Iron Horse Acquisition Sub Inc. FECI’s obligation to pay the special cash dividend is subject to certain conditions set forth in the merger agreement, including such approval. FECI’s obligation to pay the special cash dividend is further subject to the availability of sufficient financing to fund the special cash dividend.

In declaring the special cash dividend, FECI’s Board of Directors reserved the right to modify the record date with respect to, and the payment date of, the special cash dividend as it, in its sole and absolute discretion, deems appropriate.

About Florida East Coast Industries, Inc.

Florida East Coast Industries, Inc., headquartered in Jacksonville, FL, conducts operations through two distinct businesses, Flagler Development Group (Flagler), its commercial real estate operation, and Florida East Coast Railway, L.L.C. (FECR). Flagler owns, develops, leases and holds in joint ventures, approximately 8.6 million square feet of Class-A office and industrial space, as well as an additional 1,916,000 square feet under construction. Flagler space consists of Class-A office and industrial properties, primarily in Jacksonville, Orlando and South Florida counties of Palm Beach, Broward and Miami-Dade. In addition, Flagler provides construction, consulting, third party brokerage and property management (includes Flagler’s wholly-owned portfolio, as well as approximately 10.5 million square feet for third parties) services and owns 846 acres of entitled land in Florida, which is available for development of up to an additional 15.9 million square feet and Flagler owns approximately 3,089 acres of other Florida properties. FECR is a regional freight railroad that operates 351 miles of mainline track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville, Ft. Pierce, Ft. Lauderdale and Miami. For more information, visit the Company’s website at www.feci.com.

Important Information

SHAREHOLDERS ARE URGED TO READ FECI’S PROXY STATEMENT, DATED JUNE 14, 2007, AND RELATED SUPPLEMENT, DATED JULY 13, 2007, CAREFULLY, AS THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. In addition to receiving the proxy statement and supplement from FECI by mail, shareholders will be able to obtain the proxy statement and supplement, as well as other filings containing information about FECI, without charge, from the Securities and Exchange Commission’s website (http://www.sec.gov ) or, without charge, from FECI’s website at www.feci.com or by directing such request to Florida East Coast Industries, Inc., 10151 Deerwood Park Blvd., Jacksonville, Florida 32256, Attention: Investor Relations.

Participants in Solicitation

FECI and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the merger. Information regarding FECI and its directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, its proxy statement, dated April 25, 2007, for its 2007 annual meeting of shareholders, its proxy statement, dated June 14, 2007, and the supplement, dated July 13, 2007, relating to the merger, which are filed with the Securities and Exchange Commission.

This press release contains forward-looking statements regarding future events. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger, including the receipt of shareholder approval and regulatory approvals; (3) the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger; (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (5) the ability to recognize the benefits of the merger; (6) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (7) the impact of the substantial indebtedness incurred to finance the consummation of the merger; and other risks that are set forth in FECI’s SEC filings. Many of the factors that will determine the outcome of the subject matter of this press release are beyond FECI’s ability to control or predict. Forward-looking statements speak only as of the date the statement was made. FECI assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If FECI does update any forward-looking statement, no inference should be drawn that FECI will make additional updates with respect to that statement or any other forward-looking statements.

SOURCE Florida East Coast Industries, Inc.

Bradley D. Lehan, Vice President-Treasurer of Florida East Coast Industries, Inc.,

+1-904-996-2817